Sangamo BioSciences Reports Second Quarter 2010 Financial Results

RICHMOND, Calif., July 28 /PRNewswire-FirstCall/ — Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported second quarter 2010 financial results and accomplishments.

For the second quarter ended June 30, 2010, Sangamo reported a consolidated net loss of $3.9 million, or $0.09 per share, compared to a net loss of $4.5 million, or $0.11 per share, for the same period in 2009. As of June 30, 2010, the company had cash, cash equivalents, marketable securities and interest receivable of $69.3 million.

Revenues for the second quarter of 2010 were $6.5 million, compared to $4.7 million for the same period in 2009. Second quarter 2010 revenues were generated from the Company's collaboration agreements with Sigma-Aldrich Corporation and Dow AgroSciences (DAS), agreements relating to protein production and research grants. The revenue recognized for the second quarter of 2010 consisted of $6.2 million in collaboration agreements and $0.3 million in research grants. The increase in collaboration agreement revenues was primarily due to the license payment received from Sigma-Aldrich as part of its agreement with the Company, which was expanded in the fourth quarter of 2009 and provides Sigma exclusive rights to develop and distribute zinc finger DNA-binding protein (ZFP)-modified cell lines for commercial production of protein pharmaceuticals and ZFP-engineered transgenic animals.  The payment is being recognized as revenue ratably through July 2010, the remaining period of the Company's research services relating to the collaboration with Sigma-Aldrich.

Research and development expenses were $7.1 million for the second quarter of 2010, compared to $6.9 million for the same period in 2009. Research and development expenses for the second quarter of 2010 were primarily related to our clinical trials of SB-509 for diabetic neuropathy and SB-728-T for HIV/AIDS, and personnel costs, including non-cash employee stock-based compensation.  General and administrative expenses were $3.3 million for the second quarter of 2010, compared to $3.0 million for the same period in 2009. The increase in general and administrative expenses was primarily due to increased personnel costs, including non-cash employee stock-based compensation.

Total operating expenses for the second quarter of 2010 were $10.4 million, compared to $9.9 million for the same period in 2009.

Net interest and other income was $19,000 for the second quarter of 2010, compared to $647,000 for the same period in 2009. The decrease was primarily due to lower interest rates on investments and an unrealized foreign currency remeasurement gain of $493,000 in the 2009 period.

Six Months Results
For the six months ended June 30, 2010, the consolidated net loss was $7.8 million, or $0.17 per share, compared to a consolidated net loss of $11.3 million, or $0.28 per share, for the six months ended June 30, 2009.  Revenues were $13.2 million for the first half of 2010, compared to $7.9 million in the same period in 2009. Total operating expenses were $21.1 million for the first half of 2010 and $20.1 million in the first half of 2009.

Recent Highlights
•
Presentation of Positive Phase 2 ZFP Therapeutic™ Data at ADA. Sangamo presented positive Phase 2 clinical data from its ZFP Therapeutic program to develop SB-509 as a treatment for diabetic neuropathy (DN) at the 69th Annual Scientific Sessions of the American Diabetes Association (ADA).  The data from Sangamo's SB-509-601 and SB-509-701B trials demonstrated that SB-509 treatment resulted in statistically significant and clinically beneficial improvements in subjects with moderate and severe DN as compared to placebo and provided direct histological evidence of SB-509's dual effect on both blood vessel and nerve growth.  These data further validate the strategy of using multiple endpoints to assess disease severity in the enrollment of subjects with moderately severe DN into Sangamo's ongoing Phase 2b trial.

•
Publication of Preclinical Data in Nature Biotechnology Demonstrating Promising Stem Cell Therapeutic Strategy for HIV/AIDS. The data demonstrate the preclinical efficacy of a human stem cell therapy for human immunodeficiency virus (HIV) based on Sangamo's proprietary ZFP nuclease (ZFN) technology. The ZFN approach enables the permanent disruption of the CCR5 gene, which encodes an important receptor for HIV infection, in all the cell types comprising the immune system that develop from hematopoietic stem cells (HSCs), and is the basis for a promising therapeutic strategy for the treatment of HIV/AIDS.  The work was carried out by Sangamo scientists and collaborators at the Keck School of Medicine of the University of Southern California and was published (http://www.nature.com/nbt/journal/vaop/ncurrent/full/nbt.1663.html) as an Advance Online Publication.  Sangamo has two ongoing Phase 1 clinical trials to evaluate the safety and clinical efficacy of SB-728-T, a treatment for HIV/AIDS based on ZFN-mediated disruption of the CCR5 gene in CD4+ T-cells.

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Second Round of Funding Awarded by Michael J. Fox Foundation for Parkinson's Research. The $895,000 award, which will be paid over a period of two years, will support studies in non-human primates for the development of a ZFP Therapeutic to treat Parkinson's disease.

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Sangamo BioSciences and Collaborators Present Broad Therapeutic Applications of ZFP Technology. Sangamo scientists and collaborators presented data from a broad range of research and preclinical programs focused on the development of ZFP Therapeutics at the 13th Annual Meeting of the American Society of Gene and Cell Therapy (ASGCT).  Therapeutic areas included ZFN-based approaches in primary human cells and stem cells to infectious diseases such as HIV/AIDS and cytomegalovirus (CMV), monogenic diseases, and oncology.  Positive preclinical data were also presented from experiments using Sangamo's gene regulation technology to up-regulate the vascular endothelial growth factor-A gene in an animal model of traumatic brain injury.

Conference Call
Sangamo will host a conference call today, July 28, 2010 at 5:00 p.m. ET, which will be open to the public.  The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm.  The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the remainder of 2010.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678 894-3968 for international callers. The passcode for the call is 84971039.  For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on July 28, 2010 to midnight ET on August 4, 2010. The conference call replay numbers for domestic and international callers are 800-642-1687 and 706-645-9291, respectively. The conference ID number for the replay is 84971039.

About Sangamo
Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification.  The most advanced ZFP Therapeutic™ development program is currently in a Phase 2b clinical trial for evaluation of safety and clinical effect in patients with diabetic neuropathy and a Phase 2 trial in ALS. Sangamo also has two Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS and another Phase 1 trial to evaluate safety and clinical effect of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on neuropathic pain, nerve regeneration, Parkinson's disease and monogenic diseases.  Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs).  By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF) that can control gene expression and, consequently, cell function.  Sangamo is also developing sequence-specific ZFP Nucleases (ZFN) for gene modification.  Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at http://www.sangamo.com/.

This press release contains forward-looking statements regarding Sangamo's current expectations.  These forward looking statements include, without limitation, references to the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaborations and recognition of revenues under collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships.  Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environments. These risks and uncertainties are described more fully in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Statement of Operations Data:
Revenues
Collaboration agreements	$6,210	$4,213	$12,409	$7,370
Research grants	315	513	764	513
Total revenues	6,525	4,726	13,173	7,883

Operating expenses:
Research and development	7,147	6,877	14,512	14,133
General and administrative	3,257	3,007	6,543	5,933
Total operating expenses	10,404	9,884	21,055	20,066
Loss from operations	(3,879)	(5,158)	(7,882)	(12,183)
Interest and other income, net	19	647	44	840
Net loss	$(3,860)	$(4,511)	$(7,838)	$(11,343)

Basic and diluted net loss per common share	$(0.09)	$(0.11)	(0.17)	$(0.28)

Shares used in computing basic and diluted net loss per common share	45,157	41,123	45,096	41,094

SELECTED BALANCE SHEET DATA

	June 30,	December 31,
	2010	2009
	(Unaudited)
Cash, cash equivalents, marketable securities and interest receivable	$69,276	$85,281
Total assets	72,105	87,439
Total stockholders' equity	68,468	71,782

CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271